EXHIBIT 10.2
Executive Change In Control Agreement
For
Presidents
     This Executive Change in Control and Severance Benefits Agreement (the “Agreement”) is entered into as of the ___ day of ___, 20___ (the “Effective Date”), by and among ______ (“Executive”), US Airways Group, Inc., a Delaware corporation (“Group”), and US Airways, Inc., a Delaware corporation and a wholly-owned subsidiary of Group (“US Airways” and, together with Group, the “Company”).
     Whereas, certain employees of the Company were parties to Executive Change In Control and Severance Benefit Agreements with America West Holdings Corporation and America West Airlines, Inc., although those agreements have since expired;
     Whereas, Executive is currently employed by the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company; and
     Whereas, the Company wishes to provide additional inducement for Executive to remain in the ongoing employ of the Company.
ARTICLE 1
Defined Terms
     For purposes of the Agreement, the following terms are defined as follows:
     1.1 “Base Salary” means the greater of Executive’s (i) annual base salary immediately preceding a Change in Control after the Effective Date and (ii) annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the effective date of Executive’s termination (x) by the Company for any reason other than Misconduct or Disability, or (y) by Executive for Good Reason.
     1.2 “Board” means the Board of Directors of Group.
     1.3 “Change in Control” shall occur on the first date after the Effective Date that any of the following occurs:
          (a) Within any 12-month period, the individuals who constitute the Board at the beginning of such period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Group’ stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
          (b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of Group or US Airways entitled to vote generally in the election of directors (“Voting Power”); or
          (c) Group or US Airways shall consummate a merger, consolidation or reorganization of Group or US Airways or any other similar transaction or series of related transactions (collectively, a “Transaction”) other than (A) a Transaction in which the voting securities of Group or US Airways outstanding immediately prior thereto become (by operation of law), or are converted into or exchanged for, voting securities of the surviving corporation or its parent corporation immediately after such Transaction that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 50% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, or (B) a Transaction effected to implement a recapitalization of Group or US Airways (or similar transaction) in which no person (excluding Group or US Airways or any person who held more than 50% of the Voting Power immediately prior to such Transaction) acquires more than 50% of the Voting Power; or
          (d) Group or US Airways shall sell or otherwise dispose of, or consummate a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of US Airways or shall enter into a plan for the complete liquidation of either Group or US Airways.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
     1.5 “Disability” means a physical or mental condition of Executive that, in the good faith judgment of the Company, based upon certification by a licensed physician reasonably acceptable to Executive and the Company, (i) prevents Executive from being able to perform the material services required by his or her position with the Company and (ii) has continued for a period of 180 days during a 365 day period.
     1.6 “409A Change in Control” means a Change in Control that satisfies the requirements of Section 409A(a)(2)(A)(v) and the regulations with regard thereto.
     1.7 “Good Reason” means any of the following acts or failures to act, but in each case only if it occurs during the period Executive is employed by the Company and only if it is not consented to by Executive: (i) a material adverse alteration by the Company in Executive’s compensation, position, function, duties or responsibilities; provided, however, that such alteration shall cease to be a Good Reason ninety (90) days after the initial occurrence of such alteration unless prior to such date Executive has given written notice of termination to the Company on account of such alteration if the Company does not remedy such alteration within thirty days (30) days of its receipt of such notice (the “Cure Period”) and the Company has not remedied such alteration by the end of the Cure Period; (ii) the relocation of Executive outside the metropolitan area in which Executive is based; provided, however, that such relocation shall cease to be a Good Reason ninety (90) days after the occurrence of such relocation unless prior to such date Executive has given written notice of termination to the Company on account of such relocation and the Company does not remedy such relocation within the Cure Period and the Company has not remedied such relocation by the end of the Cure Period; or (iii) the failure of the Company to perform any material obligation owed to Executive; provided, however, that such failure shall cease to be a Good Reason ninety (90) days after the initial occurrence of such failure unless prior to such date Executive has given written notice of termination to the Company on account of such failure and the Company does not remedy such failure within the Cure Period and the Company has not remedied such failure by the end of the Cure Period.
     1.8 “Misconduct” means one or more of the following:
          (a) the willful and continued failure by Executive to perform his or her duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after written notice of such failure has been given to Executive by the Company and Executive has had a reasonable period (but not more than fifteen (15) days) after receipt of such notice to correct such failure;
          (b) the unlawful or willful commission by Executive of any act that is dishonest and demonstrably injurious to Group, US Airways or any direct or indirect subsidiary of Group (monetarily or otherwise) in any material respect;
          (c) the conviction of, or plea of guilty or nolo contendere to, a felony offense by Executive;
          (d) habitual drug or alcohol abuse that impairs Executive’s ability to perform the essential duties of his position or the use of illegal drugs on the Company’s premises;
          (e) embezzlement, fraud or any other illegal act against the Company or any illegal act committed in connection with Executive’s performance of his duties; or
          (f) any material breach by Executive of any material Company policy (other than inadvertent actions taken in good faith), including without limitation the Company’s code of conduct and those policies regarding ethics, unlawful harassment, workplace safety, or workplace discrimination.
          (g) a material breach by Executive of this Agreement or any other agreements between the Company and Executive, but only if such breach shall continue unremedied for more than fifteen (15) days after written notice thereof is given to Executive by the Company.
     1.9 “Proprietary Information” Proprietary Information means information that meets the definition of “trade secret” under the laws of the State of New York, as well as any scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, information that the Company (or an affiliated company) takes reasonable efforts to protect from disclosure and from which the Company (or an affiliated company) derives actual or potential economic value due to its confidential nature, including, but not limited to, technical or nontechnical data, formulas, compilations, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential customers, price lists, business plans, customer and vendor records, training and operations materials and memoranda, personnel records, financial information relating to the business of the Company (or an affiliated company), accounts, customers, vendors, employees and affairs of the Company (or an affiliated company), and any information marked “confidential” by the Company (or an affiliated company).
ARTICLE 2
Benefits
     2.1 Benefits Upon Certain Terminations Following a Change in Control. If, (i) within twenty-four (24) months following the date of a Change in Control, Executive (x) is terminated by the Company for any reason other than Misconduct or Disability or (y) terminates employment with the Company for Good Reason or (ii) subject to Section 2.4 hereof, if a Change in Control occurs and Executive has been terminated by the Company for any reason other than Misconduct or Disability prior to such Change in Control and Executive can reasonably demonstrate that the termination was at the request of a third party who was taking steps reasonably calculated to effect such Change in Control (or such termination otherwise occurs in contemplation of such Change in Control), then Executive shall receive, in accordance with Section 4.1 below, the following benefits:
          (a) Payment of Accrued Obligations. Executive shall receive in the event of any termination (i) all accrued but unpaid Base Salary through Executive’s employment termination date, (ii) all unused vacation time accrued by Executive as of such termination date, (iii) any unpaid or unreimbursed expenses, (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (v) unless Executive is terminated by the Company for Misconduct, any unpaid bonus under the Company’s annual cash incentive program in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other executives of the Company, but in no event later than March 15 of the calendar year following the year to which the bonus relates.
          (b) Base Salary. Executive shall receive an amount equal to two times Executive’s Base Salary.
          (c) Annual Bonus. Executive shall receive an amount equal to the greater of either (i) (x) 200% of Executive’s target bonus under the Company’s annual cash incentive program, if then in effect, for the year of such termination, and (y) if such program is not then in effect and its suspension or termination constituted a Good Reason basis for Executive’s termination of employment, 200% of Executive’s target bonus under such program immediately prior to its suspension or termination or (ii) Executive’s actual bonus for the immediately preceding year.
          (d) Long Term Incentive Plan. Executive shall receive in respect of the US Airways Group, Inc. Performance-Based Award Program, or any similar long-term incentive compensation program (the “LTIP”), either (i) if the LTIP is in effect on Executive’s employment termination date, an amount equal to 200% of Executive’s target award under the LTIP, or (ii) if the LTIP is not in effect on Executive’s employment termination date and its suspension or termination constituted a Good Reason basis for Executive’s termination of employment, an amount equal to 200% of the target award most recently established for Executive under the LTIP. Capitalized terms in the preceding sentence that are not defined in this Agreement shall have the definition assigned to such terms in the LTIP.
          (e) Continued Health Coverage Payment. Provided Executive is eligible to elect COBRA continuation coverage under the Company’s group health plan upon his termination, the Company shall pay to Executive a lump sum cash amount equivalent to the cost of COBRA continuation coverage premiums for the Executive and his covered dependents for twenty-four (24) months following the effective date of such termination, regardless of whether the Executive and/or his covered dependents actually elect COBRA continuation coverage.
          (f) Extended Exercisability of Stock Awards. Executive shall be entitled to exercise his or her outstanding stock appreciation rights, stock options, and other similar stock awards granted pursuant the US Airways Group, Inc. 2005 Equity Incentive Plan, or any successor plan, to the extent such awards are vested, until the earlier of (i) the expiration or other termination (other than related to Executive’s termination of employment) of the term of such awards as provided in the agreement under which such awards were granted, and (ii) eighteen (18) months after Executive’s termination of employment.
     2.2 Benefits Upon a Change in Control. In the event of a Change in Control while Executive is employed by the Company, Executive shall receive the following benefits:
          (a) Acceleration of Equity Vesting. All outstanding stock awards granted pursuant to the US Airways Group, Inc. 2005 Equity Incentive Plan, or any successor plan, and then held by Executive shall become immediately vested effective upon such Change in Control.
          (b) Flight Privileges. Upon termination of employment with the Company, subject to Section 4.3 of this Agreement, Executive shall receive the right to top priority, first class, positive space travel privileges for business and pleasure for Executive and his eligible family members, pursuant to the terms and conditions of the Company’s travel policy for officers as amended from time to time. Travel privileges will be provided by US Airways or, if US Airways did not survive the Change in Control, by the airline which survived the Change in Control, and will continue for Executive’s lifetime. Executive’s right to travel privileges shall be subject to all applicable taxes pursuant to the Company’s then existing tax policies, and the Company will not provide any tax gross-up payments to Executive for taxes payable on such travels. The amount of travel privileges used by Executive in one year will not affect the amount of travel privileges Executive is entitled to use in any other year. The right to travel privileges provided in this Agreement is not subject to liquidation, cashout, or exchange for any other taxable or nontaxable benefit.
     2.3 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer received by Executive or by any retirement benefits received by Executive after the date of Executive’s termination (i) by the Company for any reason other than Misconduct or Disability, or (ii) by Executive for Good Reason.

     2.4 Termination of Employment in Contemplation of a Change in Control. If payments and benefits are being made to Executive pursuant to Section 2.1(ii), then the following terms and conditions shall apply:
          (a) Payments and benefits due upon the Change in Control shall be offset by any amount(s) received prior thereto or due thereafter as a result of Executive’s termination of employment prior to the Change in Control.
          (b) In lieu of the benefits provided under Section 2.1(f) and Section 2.2(a), Executive shall receive an amount equal to the intrinsic value of any stock award forfeited at the time of Executive’s termination of employment that would have vested on the Change in Control (based on the value as of the date of the Change in Control) of any stock award (other than exercisable grants) and, as to exercisable grants, the difference between such stock award’s exercise price and the value of the stock underlying such award on the date of the Change in Control; provided that such amounts shall be payable upon the Change in Control if the Change in Control is a 409A Change in Control and, if such Change in Control is not a 409A Change in Control, such amounts shall be paid, subject to Section 4.1, in the calendar year following the calendar year in which the termination occurs at the later of the Change in Control or January 15.
ARTICLE 3
Limitations and Conditions on Benefits
     3.1 Release Prior to Payment of Benefits. In order to be eligible to receive benefits under this Agreement (other than the amounts due under (i), (ii) and (iii) of Section 2.1(a)), Executive must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, within forty-five (45) days of such termination. The Company, in its sole discretion, shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with Executive, and may modify the form of the required release to comply with applicable federal or state law.
     3.2 Parachute Payments. If the Company determines that any amounts payable under this Agreement, either alone or together with other compensation, would be subject to the excise tax imposed on “excess parachute payments” under Section 4999 of the Code, the Company shall compute the amount that would be payable to Executive if the total amounts that are payable to Executive by the Company and are considered “parachute payments” for purposes of Code Section 280G (“Parachute Payments”) were limited to the maximum amount that may be paid to Executive under Code Sections 280G and 4999 without imposition of the excise tax (this amount is referred to as the “Capped Amount”). The Company will also compute the amount that would be payable under the Agreement without regard to the Code Sections 280G and 4999 limit (this amount is referred to as the “Uncapped Amount”). Notwithstanding anything in this Agreement to the contrary, if the Uncapped Amount is less than 110% of the Capped Amount, then the total benefits and other amounts that are considered Parachute Payments and are payable to Executive under this Agreement will be reduced to the Capped Amount. If the Capped Amount is to be paid, payments shall be reduced in the following order: (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to Executive, (iii) any benefits valued as Parachute Payments, (iv) acceleration of vesting on any stock awards for which the exercise price exceeds the then fair market value and (v) acceleration of vesting of any equity not covered by section (iv) above, unless Executive elects another method of reduction of written notice to the Company prior to a Change in Control.
     If, after application of the preceding paragraph, any payments, distributions or benefits Executive would receive from the Company or otherwise, but determined without regard to any additional payment required under this Section 3.2, pursuant to the terms of this Agreement (“Payments”), would (i) constitute Parachute Payments, and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount that shall fund the payment by Executive of any Excise Tax on the Payments as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.
     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized accounting firm of the Company’s choosing, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the Payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to the Payments, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payments. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any Gross-Up Payment to which Executive becomes entitled under this Section 3.2 shall be made to Executive no later than the calendar year next following the calendar year in which Executive remits the taxes to which such Gross-Up Payment relates.
     3.3 Certain Reductions and Offsets. The Company, in its sole discretion, shall have the authority to reduce Executive’s severance benefits, other than Executive’s right to the travel privileges under Section 2.2(b) or any Gross-Up Payment under Section 3.2, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with Executive’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for Executive to remain on the payroll for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of Executive’s termination of employment, and the Company shall so construe and enforce the terms of this Agreement. The Company’s decision to apply such reductions to the severance benefits of one Executive and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Executive, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.
     3.4 Restrictive Covenants. In order to be eligible to receive benefits under this Agreement, Executive must comply with the requirements set forth in this Section 3.4. In the event Executive fails to satisfy these requirements, the Company shall have no obligation to pay or to continue the benefits provided under this Agreement.
          (a) Return of Documents and Property. Promptly upon the date on which Executive’s employment with the Company terminates, Executive shall return to the Company all of the Company’s property (or the property of an affiliated company) of any kind, including but not limited to, business plans, financial records, computer hardware, computer software, documents, data, books, memoranda, notes, sketches, audio-visual materials, correspondence, lists, pricing information, customer and/or vendor lists or information, and all other tangible property. Notwithstanding the foregoing, Executive shall be permitted to retain Executive’s personal address book.
          (b) Non-Solicitation of Employees. Executive agrees that for one (1) year after his employment with the Company terminates, Executive will not, directly or indirectly, solicit or attempt to recruit or hire, or hire or retain, any employee of the Company (or an affiliated company) who were employed by the Company (or an affiliated company) at any time during the last year of Executive’s employment with the Company to provide services for any other person or entity.
          (c) No Disparagement. Executive agrees that for five (5) years after his employment with the Company terminates, Executive will not make any untrue or disparaging statement or criticism, written or oral, nor take any action which is adverse to the interests of the Company (or an affiliated company) or that would cause the Company (or an affiliated company) or its current and former officers, directors, or employees embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company’s customers or employees. From and after the date on which Executive’s employment with the Company terminates, Executive shall refrain from discussing the terms and conditions of the termination of his employment with any employee or customer of the Company (or an affiliated company) or with any reporter, media contacts or any form of public media, unless such communication is previously approved by the General Counsel of the Company.
          (d) Nondisclosure of Trade Secrets and Proprietary Information. Except to the extent reasonably necessary for Executive to perform his duties for the Company, Executive shall not, directly or indirectly, furnish or disclose to any person, or use in any way, any trade secrets of the Company (or an affiliated company), for so long as such trade secrets remain “trade secrets” under applicable state law. Except to the extent reasonably necessary for Executive to perform his duties for the Company, Executive shall not, during his employment with the Company or following the date on which Executive’s employment with the Company terminates, directly or indirectly, furnish or disclose to any person, or use in any way, for personal benefit or the benefit of others, any Proprietary Information of the Company (or an affiliated company).
     3.5 Termination on Account of Death. In no event shall a termination on account of Executive’s death entitle Executive or any of his or her heirs or beneficiaries to any benefits under this Agreement.
     3.6 Forfeiture; Repayment. If Executive materially breaches Sections 3.4(a)-(d), then Executive shall (i) forfeit any and all rights to any future payments or benefits to be made or provided under this Agreement and (ii) reimburse the Company for all payments made and the value of all benefits received by Executive and Executive’s dependents (if any) up to and through the date of such breach, with interest at the prime rate published by the Wall Street Journal on the date the Company sends written demand for reimbursement, compounded annually, from the date such payments or benefits were made until the date of repayment.
     3.7 Termination of Certain Other Benefits. All other benefits (such as qualified retirement plan participation) shall terminate as of Executive’s termination date.
     3.8 Non-Duplication of Benefits. Executive is not eligible to receive benefits under this Agreement more than one time.
     3.9 Remedies. Executive recognizes that any breach of this Section 3 shall cause irreparable injury to the Company or its affiliates, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, Executive agrees that the Company or its affiliates shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction against Executive to enforce this Agreement. Any recovery of damages by the Company and its affiliates shall be in addition to and not in lieu of the injunctive and other relief and remedies to which the Company and its affiliates are entitled under Sections 3.6, 3.7, 3.9 or otherwise.
ARTICLE 4
Time of Payment and Form of Benefit
     4.1 Code Section 409A and Time of Payments. (a) It is intended that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Executive, reform such provision to comply with Code Section 409A, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A. The Company shall timely amend any separation payment plan or program in which Executive participates to bring it in compliance with Code Section 409A.
          (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” shall mean separation from service. If Executive is deemed on the date of termination of her employment to be a “specified employee,” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time (or if none, the default methodology), then with regard to any payment or the providing of any benefit made pursuant to this Agreement, including without limitation the severance payments under Sections 2.1(b)-(e), and any other payment or the provision of any other benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 4.1(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, with interest. The rate of interest shall be the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the Executive’s termination date occurs. Any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (c) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
     4.2 Gross-Up Payment to Specified Employees. If Executive is a specified employee (within the meaning of Code Section 409A(a)(2)(B)) on the date Executive incurred a “separation from service” (within the meaning of Code Section 409A), then, notwithstanding anything in Sections 3.2 or 4.1 of the Agreement to the contrary, any Gross-Up Payment to which the Executive becomes entitled shall be paid to Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the Excise Tax is paid by Executive.
     4.3 Travel Privileges to Specified Employees. If Executive is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code and the regulations thereunder) on the date his employment with the Company terminates, Executive will not be entitled to the travel privileges described in Section 2.1 of the Agreement until six (6) months following his termination of employment with the Company.
     4.4 Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state, and local taxes.
ARTICLE 5
General Provisions
     5.1 Employment Status. Nothing in this Agreement alters the at-will nature of Executive’s employment. Either the Company or Executive can terminate the employment relationship at any time, with or without cause and with or without advance notice. This at-will employment relationship can only be modified in a writing signed by Executive and a duly authorized Company representative.
     5.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third (3rd) day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.
     5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
     5.4 Waiver. If any party should waive any breach of any provisions of this Agreement, the party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     5.5 Complete Agreement. With the exception of any written agreement that provides for payments upon a termination of employment not in connection with a Change in Control or 409A Change in Control, this Agreement, including Exhibit A, Exhibit B and Exhibit C, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and it supersedes any other agreements or promises made to Executive by the Company, whether oral, written or implied, regarding payments and benefits to Executive in the event of employment termination. The Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.
     5.6 Term. Unless terminated pursuant to Section 5.7, this Agreement shall remain in effect for a two-year period ending on the second anniversary date of the Effective Date (the

“Initial Term”). The Agreement shall automatically be renewed and shall continue for successive terms of two-years, unless the Company provides Executive with written notice to the contrary at least 180 days prior to the expiration of the Initial Term or any succeeding term. Notwithstanding the foregoing, this Section 5.6 may not be amended, modified or terminated without Executive’s prior written consent (unless required by applicable law) (i) during the 180-day prior to any Change in Control or (ii) at any time following any Change in Control and any such amendment or modification shall be null and void.
     5.7 Amendment or Termination. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. Notwithstanding any provision to the contrary, this Agreement shall terminate when Executive ceases to be employed by the Company or by any surviving or successor entity following any Change in Control.
     5.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
     5.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
     5.10 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person expressly assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.
     5.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of New York, without regard to such state’s conflict of laws rules.
     5.12 Non-Publication. Executive agrees not to disclose the terms of this Agreement except to the extent that disclosure is mandated by applicable law or legal process or disclosure is made to the Executive’s advisors and agents (e.g., attorneys, accountants), immediate family members or to inform any future employer of the terms of this Agreement.
     5.13 Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

     In Witness Whereof, the parties have executed this Agreement on the Effective Date written above.

US Airways Group, Inc.		US Airways, Inc.

By:		By:

	Name:		Name:
	Title:		Title:

[Executive]

[Name]

Exhibit A:	Release (Individual Termination — Age 40 or Older)
Exhibit B:	Release (Individual and Group Termination — Under Age 40)
Exhibit C:	Release (Group Termination —Age 40 or Older)

Exhibit A
RELEASE
(Individual Termination — Age 40 or Older)
     In consideration of the benefits I will receive under the Executive Change in Control and Severance Benefits Agreement (the “Agreement”) dated ___________, 20___, to which I would not otherwise be entitled, I hereby agree as follow:
     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of equity or compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Arizona Civil Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA and that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

[Executive]

Date:

A-1

Exhibit B
RELEASE
(Individual and Group Termination — Under Age 40)
     In consideration of the benefits I will receive under the Executive Change in Control and Severance Benefits Agreement (the “Agreement”) dated ___________, 20___, to which I would not otherwise be entitled, I hereby agree s follows:
     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of equity or compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Arizona Civil Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

[Executive]

Date:

B-1

Exhibit C
RELEASE
(Group Termination — Age 40 or Older)
     In consideration of the benefits I will receive under the Executive Change in Control and Severance Benefits Agreement (the “Agreement”) dated ___________, 20___, to which I would not otherwise be entitled, I hereby agree as follow:
     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of equity or compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Arizona Civil Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release an attachment that contains certain demographic information required by ADEA.

[Executive]

Date:

[ADEA Attachment to Exhibit C]

C-1